Exhibit 3.1

Amendment to the Code of Regulations
of
Forest City Enterprises, Inc.

ARTICLE XIII
EXCLUSIVE FORUM FOR CERTAIN LITIGATION
Unless the Company consents in writing to the selection of an alternative forum, the Court of Common Pleas of Cuyahoga County, Ohio or, if that Court does not have jurisdiction, the United States District Court for the Northern District of Ohio, Eastern Division, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought in the right of the Company, (b) any action asserting a claim of breach of any duty owed by any director or officer or other employee of the Company to the Company or to the shareholders of the Company, (c) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the Ohio General Corporation Law, the Articles of Incorporation or the Code of Regulations, or (d) any action asserting a claim against the Company or any director or officer or other employee of the Company that is governed by the internal affairs doctrine. (Adopted June 26, 2015)